Filed Pursuant to Rule 424(b)(3) and (c)

Registration No. 333-99063

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS DATED SEPTEMBER 19, 2002)

HEALTH CARE PROPERTY INVESTORS, INC.

160,026 SHARES OF COMMON STOCK

This Prospectus Supplement No. 1 supplements and amends the Prospectus dated September 19, 2002 (as amended, the “Prospectus”), relating to the possible issuance of our common stock, from time to time, to the holders of non-managing member units in HCPI/Utah, LLC and the possible resale of shares of our common stock by these holders. The information in this Prospectus Supplement has been obtained from the selling holders listed herein. This Prospectus Supplement should be read in conjunction with the Prospectus.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Holders” in the Prospectus:

Name	Non-Managing Member Units of HCPI/Utah, LLC Owned of Record Prior to the Exchange(1)	Common Stock Beneficially Owned Following the Exchange(1)(2)	Common Stock Offered Hereby		Common Stock Beneficially Owned Following the Offering(1)(2)(3)
					Shares		Percent
Lonnie M. Bullard	548	31,400	123	(4)	21,400	(5)	*

*	Represents less than 1% of the total outstanding shares of our common stock.

(1)	Based on information provided to us by the non-managing member as of August 15, 2003.

(2)	Assumes the selling holder exchanges all of the non-managing member units of HCPI/Utah, L.L.C. and HCPI/Utah II, L.L.C. originally issued prior to August 17, 2001 beneficially owned by him for shares of our common stock. Also assumes that no transactions with respect to our common stock or the non-managing member units occur other than the exchange or the exchange and the offering, as applicable.

(3)	Contemplates the sale of all of the common stock offered hereby.

(4)	Lonnie M. Bullard obtained the 123 non-managing member units of HCPI/Utah, L.L.C. in an assignment from Boyer Davis North Medical Associates, Ltd., a selling holder listed in the Prospectus.

(5)	Includes the sale of (i) 425 shares of common stock offered pursuant to Prospectus Supplement No. 4, Registration No. (333-95487) and (ii) 9,452 shares of common stock offered pursuant to Prospectus Supplement No. 2, Registration No. (333-99067), both filed with the Securities and Exchange Commission on September 2, 2003.

Investing in our common stock involves a high degree of risk. Please consider the “Risk Factors” beginning on page 1 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 2, 2003.